Exhibit 99.1
FOR IMMEDIATE RELEASE
PROGRESSIVE GAMING INTERNATIONAL PROVIDES AN UPDATE ON THE
FILING OF ITS REPORT ON FORM 10-Q FOR THE FIRST QUARTER OF
FISCAL 2006

LAS VEGAS – May 10, 2006 – Progressive Gaming International Corporation (NASDAQ: PGIC) (the Company), a leading provider of content and technology used in the gaming industry worldwide, announced today that the Company may require until approximately the first week of June 2006 to file its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission for the three months ended March 31, 2006. The Company recently selected Ernst & Young LLP as its new independent registered public accounting firm. The additional time will allow for the Company’s predecessor auditors to make available for review by Ernst & Young its files in the normal course of a change of auditors, and to enable an overall routine transition.
About Progressive Gaming International
Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.
The Company is unique in the industry in offering management and progressive systems, and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.
Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains certain forward-looking statements, including statements regarding the expected filing of the Company’s Quarterly Report on Form 10-Q, and the Company’s transition to new independent auditors. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the Company may not file its Quarterly Report on Form 10-Q when expected, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.